Exhibit 99.2

GILEAD SCIENCES, INC. AND PHARMASSET, INC.

UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements presented below are based on, and should be read in conjunction with (i) the historical consolidated financial statements for Gilead Sciences, Inc. (“Gilead”) included in its Annual Report on Form 10-K for the year ended December 31, 2011; and (ii) the historical financial statements of Pharmasset, Inc. (“Pharmasset”) included in its Annual Report on Form 10-K for the year ended September 30, 2011. The unaudited pro forma combined balance sheet and statement of income give effect to the acquisition of Pharmasset, as if it had occurred on December 31, 2011 for balance sheet purposes and on January 1, 2011 for income statement purposes.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statement of income, expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements, has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

GILEAD SCIENCES, INC. AND PHARMASSET, INC.

UNAUDITED PRO FORMA COMBINED

BALANCE SHEET

AS OF DECEMBER 31, 2011

(in thousands)

	Historical		Pro Forma Adjustments (Note 5)
	Gilead	Pharmasset (Note 2)				Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$9,883,777	$166,455	$(8,911,014)	( a	)	$1,139,218
Short-term marketable securities	16,491	—	—			16,491
Accounts receivable, net	1,951,167	—	—			1,951,167
Inventories	1,389,983	—	—			1,389,983
Deferred tax assets	208,155	—	—			208,155
Prepaid taxes	246,444	—	—			246,444
Prepaid expenses	95,922	—	—			95,922
Other current assets	126,846	3,528	3,854	( a	)	134,228

Total current assets	13,918,785	169,983	(8,907,160)			5,181,608
Property, plant and equipment, net	774,406	1,983	—			776,389
Noncurrent portion of prepaid royalties	174,584	—	—			174,584
Noncurrent deferred tax assets	144,015	—	—			144,015
Long-term marketable securities	63,704	—	—			63,704
Intangible assets	2,066,966	—	10,887,781	( b	)	12,954,747
Other noncurrent assets	160,674	239	1,413	( a	)	162,326

Total assets	$17,303,134	$172,205	$1,982,034			$19,457,373

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,206,052	$5,703	$—			$1,211,755
Accrued government rebates	516,045	—	—			516,045
Accrued compensation and employee benefits	173,316	—	—			173,316
Income taxes payable	40,583	—	—			40,583
Other accrued liabilities	502,557	7,495	—			510,052
Deferred revenues	74,665	633	(633)	( c	)	74,665
Current portion of long-term debt and other obligations, net	1,572	2,470	1,347,530	( f	)	1,351,572

Total current liabilities	2,514,790	16,301	1,346,897			3,877,988
Long-term deferred revenues	31,870	1,425	(1,425)	( c	)	31,870
Long-term debt, net	7,605,734	116	799,884	( f	)	8,405,734
Long-term income taxes payable	135,655	—	—			135,655
Other long-term obligations	147,736	91	—			147,827
Stockholders’ equity:
Common stock	753	76	(76)	( d	)	753
Additional paid-in capital	4,903,143	478,848	(478,848)	( d	)	4,903,143
Accumulated other comprehensive income	58,200	—	—			58,200
Retained earnings (accumulated deficit)	1,776,760	(324,652)	315,602	( e	)	1,767,710

Total controlling interest stockholders’ equity	6,738,856	154,272	(163,322)			6,729,806
Noncontrolling interest	128,493	—	—			128,493

Total stockholders’ equity	6,867,349	154,272	(163,322)			6,858,299

Total liabilities and stockholders’ equity	$17,303,134	$172,205	$1,982,034			$19,457,373

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements,

which are an integral part of these statements.

GILEAD SCIENCES, INC. AND PHARMASSET, INC.

UNAUDITED PRO FORMA COMBINED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments (Note 5)
	Gilead	Pharmasset (Note 2)				Pro Forma Combined
Revenues:
Product sales	$8,102,359	$—	$—			$8,102,359
Royalty revenues	268,827	—	—			268,827
Contract and other revenues	14,199	897	—			15,096

Total revenues	8,385,385	897	—			8,386,282

Costs and expenses:
Cost of goods sold	2,124,410	—	—			2,124,410
Research and development	1,229,151	75,850	—			1,305,001
Selling, general and administrative	1,241,983	16,651	(28,461)	( g	)	1,230,173

Total costs and expenses	4,595,544	92,501	(28,461)			4,659,584

Income (loss) from operations	3,789,841	(91,604)	28,461			3,726,698
Interest and other income, net	66,581	504	(52,476)	( h	)	14,609
Interest expense	(205,418)	(1,058)	(181,393)	( i	)	(387,869)

Income (loss) before provision for income taxes	3,651,004	(92,158)	(205,408)			3,353,438
Provision for income taxes	861,945	(973)	(69,278)	( j	)	791,694

Net income (loss)	2,789,059	(91,185)	(136,130)			2,561,744
Net loss attributable to noncontrolling interest	14,578	—	—			14,578

Net income (loss) attributable to controlling interest	$2,803,637	$(91,185)	$(136,130)			$2,576,322

Net income per share attributable to Gilead common stockholders-basic	$3.62					$3.32

Shares used in per share calculation—basic	774,903					774,903

Net income per share attributable to Gilead common stockholders-diluted	$3.55					$3.26

Shares used in per share calculation—diluted	790,118					790,118

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements,

which are an integral part of these statements.

GILEAD SCIENCES, INC. AND PHARMASSET, INC.

NOTES TO THE UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On November 21, 2011, Gilead and Pharmasset announced that the companies had signed a definitive agreement under which Gilead would acquire Pharmasset for $137.00 per share in cash through a tender offer (the “Acquisition”). On January 12, 2012, Gilead completed the tender offer for all outstanding shares of common stock of Pharmasset. On January 17, 2012, Pharmasset became a wholly-owned subsidiary of Gilead. Gilead financed the Acquisition with approximately $5.1 billion in cash on hand, $3.7 billion in senior unsecured notes issued in December 2011 and $2.2 billion in bank debt issued in January 2012.

2. Basis of Presentation

The unaudited pro forma combined financial information was prepared using the historical financial statements of Gilead as of, and for the year ended, December 31, 2011 and Pharmasset as of, and for the year ended, September 30, 2011. For ease of reference, no adjustments were made to Pharmasset’s reported information for its different year-end date. Certain reclassifications have been made to the historical financial statements of Pharmasset to conform with Gilead’s presentation, primarily related to the presentation of prepaid assets, other non-current assets and deferred rent.

Under the acquisition method of accounting, the total consideration transferred of $11.0 billion is to be allocated to the net tangible and intangible assets acquired and liabilities assumed of Pharmasset based on their estimated fair values. Management has made a preliminary allocation of the consideration transferred to the tangible and intangible assets acquired and liabilities assumed based on various estimates. The acquisition accounting is dependent upon certain valuations that are currently in progress. Accordingly, the pro forma adjustments included in this document are preliminary, have been made solely for the purpose of providing unaudited pro forma combined financial information and may be revised as additional information becomes available or as additional analyses are performed.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, the costs to integrate the operations of Gilead and Pharmasset or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

3. Accounting Policies

The unaudited pro forma combined financial statements do not assume any differences in accounting policies. Gilead is not aware of any differences that would have a material impact on the pro forma combined financial statements.

4. Consideration Transferred

A preliminary estimate of the fair value of the assets acquired and the liabilities assumed by Gilead for this Acquisition, reconciled to the total consideration transferred is shown below (in thousands):

Allocation of consideration transferred
Tangible assets and liabilities
Cash and cash equivalents	$163,869
Other current assets	3,528
Property, plant and equipment, net	1,983
Other noncurrent assets	239
Accounts payable	(5,703)
Other accrued liabilities	(7,495)
Other long-term obligations	(91)

Total net tangible assets	156,330

Intangible assets
Goodwill, IPR&D, and other intangible assets	10,887,781

Total allocated consideration transferred	$11,044,111

5. Pro Forma Adjustments

For purposes of preparing these unaudited pro forma combined financial statements, we included the following adjustments:

Pro Forma Combined Balance Sheet as of December 31, 2011

(a)	Sources and uses of cash (in thousands):

Sources of cash
Issuance of bank debt to fund the Acquisition	$2,150,000

Total sources of cash	$2,150,000

Uses of cash
Repayment of Pharmasset’s outstanding debt	(2,586)
Short-term bank debt issuance costs	(3,854)
Long-term bank debt issuance costs	(1,413)
Acquisition costs	(9,050)
Cash consideration transferred	(11,044,111)

Total uses of cash	(11,061,014)

Net cash adjustment	$(8,911,014)

(b)	Reflects a preliminary estimate of $10.9 billion for the portion of the total consideration to be allocated to intangible assets, primarily in-process research and development and goodwill.

(c)	Reflects $2.1 million to reduce the carrying value of deferred revenue to the estimated fair value of Pharmasset’s obligations under Pharmasset’s contract revenue agreements.

(d)	Reflects the elimination of Pharmasset’s historical common stock and additional paid in capital as part of the Acquisition.

(e)	Assumes the following changes to accumulated other comprehensive income and retained earnings (accumulated deficit) (in thousands):

Elimination of Pharmasset’s accumulated deficit	$324,652
Estimated Acquisition-related costs	(9,050)

Net change in retained earnings	$315,602

(f)	Assumed debt related adjustments (in thousands):

Short-term debt adjustments
Short-term bank debt issued	$1,350,000
Repayment of Pharmasset’s outstanding debt	(2,470)

Total short-term debt adjustments	$1,347,530

Long-term debt adjustments
Long-term bank debt issued	$800,000
Repayment of Pharmasset’s outstanding debt	(116)

Total long-term debt adjustments	$799,884

Pro Forma Combined Statement of Income for the Year Ended December 31, 2011

(g)	Reflects an adjustment to eliminate transaction-related costs included in the historical financial statement of Gilead, which are directly attributable to the Acquisition but which are not expected to have a continuing impact on the combined entity’s results.

(h)	Reflects an estimate of forgone interest income on cash and cash equivalents, short-term and long-term marketable securities balances.

(i)	Reflects an estimate of the additional interest expense calculated based on $5.9 billion in debt incurred to fund the Acquisition and $63.7 million in debt issuance cost, partially offset by the elimination of Pharmasset’s interest expense incurred on Pharmasset’s outstanding debt which was assumed to be paid off immediately prior to the Acquisition.

The debt instruments issued to fund the Acquisition are a combination of $3.7 billion of fixed rate senior unsecured notes and $2.2 billion of floating rate bank debt. The fixed rate senior unsecured notes were issued in December 2011 and have maturity dates ranging from 3 to 30 years and fixed annual interest rates ranging from 2.40% to 5.65%. The floating rate bank debt was issued in January 2012 and will bear interest at either (i) the Eurodollar Rate plus the Applicable Margin or (ii) the Base Rate plus the Applicable Margin, each as defined in the related credit agreements. The estimated weighted-average interest rate associated with this bank debt is 1.49%. A change of 1/8 of a percent (0.125%) in the interest rates assumed for these floating rate debt instruments would result in a $2.1 million change in pro forma interest expense.

(j)	Reflects the estimated tax benefit as a result of the assumed reduction of taxable income resulting primarily from additional interest expense and lower interest income following the Acquisition.

Forward-looking Statements

These unaudited pro forma combined financial statements may be deemed to be forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. Such statements may include, but are not limited to, statements about the benefits of the

Acquisition, including future financial and operating results, Gilead’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Gilead does not undertake any obligation to update publicly or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that expected synergies from the Acquisition will not be realized or will not be realized within the expected time period; disruption from the Acquisition making it more difficult to maintain business and operational relationships; Gilead’s ability to accurately predict future market conditions; dependence on the effectiveness of patents and other protections for innovative products; Gilead’s ability to advance the product pipeline; risks of unfavorable results from clinical trials, including GS-7977; Gilead’s ability to develop an all-oral antiviral regimen for the treatment of hepatitis C (HCV) infected genotype 1 patients or pangenotypic regimen for all HCV patients; the risk of new and changing regulation and health policies in the United States and internationally and the exposure to litigation and/or regulatory actions. Additional factors that could cause results to differ materially from those described in the forward-looking statements in the “Risk Factors” section of Gilead’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (“SEC”) and other subsequent filings with the SEC available at the SEC’s Internet site (http://www.sec.gov).